EXHIBIT 5.1
[SQUIRE, SANDERS & DEMPSEY (US) LLP LETTERHEAD]
February 1, 2011
U.S. Bancorp
800 Nicollet Mall
Minneapolis, Minnesota 55402

Re:	3.442% Remarketed Junior Subordinated Notes due 2016
Ladies and Gentlemen:
     We have acted as counsel to U.S. Bancorp, a Delaware corporation (the “Company”), in connection with the issuance of $676,378,000 aggregate principal amount of the Company’s 3.442% Remarketed Junior Subordinated Notes due 2016 (the “Remarketed Notes”), pursuant to a Junior Subordinated Indenture, dated as of April 28, 2005 (the “Base Indenture”), as supplemented by the Third Supplemental Indenture, dated as of March 17, 2006 (the “Third Supplemental Indenture”), the Eighth Supplemental Indenture, dated as of June 10, 2010 (the “Eighth Supplemental Indenture”) and the Ninth Supplemental Indenture, dated as of February 1, 2011 (the “Ninth Supplemental Indenture” and, together with the Third Supplemental Indenture and the Eighth Supplemental Indenture, together with the Base Indenture, the “Indenture”), between the Company and Wilmington Trust Company, a Delaware banking corporation, as successor indenture trustee, setting forth the terms of the Remarketed Notes, and pursuant to a registration statement on Form S-3 (Registration No. 333-150298), as thereby amended from time to time (as amended, the “Registration Statement”), and a final prospectus supplement (including base prospectus), dated as of January 27, 2011, filed with the Securities and Exchange Commission (the “Commission”) pursuant to Rule 424(b) under the Securities Act of 1933, as amended (the “Securities Act”), on January 28, 2011 (the “Prospectus”).
     We have examined such documents, including resolutions of the Board of Directors of the Company and any authorized committee thereof, and have reviewed such questions of law as we have considered necessary and appropriate for the purposes of our opinions set forth below. In rendering our opinions set forth below, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures, the conformity to authentic originals of all documents submitted to us as copies and the effectiveness of the Registration Statement. In making our examination of documents executed by parties other than the Company, we have assumed that such parties had the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and execution and delivery by such parties of such documents, and the validity and binding effect and enforceability thereof on such parties. As to questions of fact material to our opinion, we have relied upon information obtained from officers of the Company and from public officials.

U.S. Bancorp
February 1, 2011

     Based upon and subject to the limitations, qualifications, exceptions and assumptions set forth herein, we are of the opinion that the issuance of the Remarketed Notes has been duly authorized and the Remarketed Notes constitute legally valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except as the enforceability thereof may be limited by (i) applicable bankruptcy, insolvency reorganization, moratorium, fraudulent transfer and other similar laws affecting creditors’ rights generally from time to time in effect, and (ii) general principles of equity, regardless of whether considered in a proceeding in equity or at law and an implied covenant of good faith and fair dealing.
     Our opinions expressed above are limited to the laws of the State of New York, the federal law of the United States and the Delaware General Corporation Law (including the statutory provisions, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the foregoing).
     This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Securities Act. We hereby consent to your filing this opinion as an exhibit to the Company’s Current Report on Form 8-K, dated February 1, 2011, and thereby incorporated by reference into the Registration Statement, and to the reference to our firm contained in the Prospectus under the heading “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,
/s/ Squire, Sanders & Dempsey (US) LLP